EXHIBIT 10.5

AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE
OF
RED MOUNTAIN RESOURCES, INC.

$6,000,000.00	December 10, 2012

          FOR VALUE RECEIVED, the undersigned, RED MOUNTAIN RESOURCES, INC., a Florida corporation (“Borrower”), having an address at 2515 McKinney Avenue, Suite 900, Dallas, Texas 75201, promises to pay to the order of HYMAN BELZBERG (“HB”), WILLIAM BELZBERG (“WB”), CADDO MANAGEMENT, INC., a Louisiana corporation (“Caddo”), and RMS ADVISORS, INC., a Delaware corporation (“RMS”, and together with HB, WB and Caddo, collectively, “Lender”), having an office for payment at: 9665 Wilshire Blvd., Suite M-10, Beverly Hills, CA 90212 or such other place as the Lender may designate in writing, the principal amount up to and not to exceed SIX MILLION United States Dollars (U.S. $6,000,000), to the extent advanced hereunder and then outstanding, with interest on the unpaid principal balance from the date of this Amended and Restated Senior Secured Promissory Note (this “Promissory Note”), until paid, at the Interest Rate (as hereinafter defined) provided herein.

          This Promissory Note amends and restates in its entirety that certain Senior Secured Promissory Note of Red Mountain Resources, Inc., dated November 16, 2011, in the original principal amount of $4,000,000.00, which note was given by Borrower in favor of HB, WB and Caddo, as amended by that certain Amendment No. 1 to Senior Secured Promissory Note of Red Mountain Resources, Inc., dated as of November 16, 2012 (as amended, the “Original Note”).

1. Rate of Interest. The outstanding principal balance of this Promissory Note shall bear interest at a rate of twelve percent (12%) per annum (the “Interest Rate”). Interest on the principal amount hereof and all other Obligations shall be computed on the basis of a 360-day year and shall be charged for the actual number of days elapsed during any month or other accrual period.

2. Date and Time of Payment. Commencing on January 1, 2013 and on the first day of each month thereafter through and until the Maturity Date (as defined below), Borrower shall pay to Lender consecutive monthly installments of interest only in an amount equal to the Monthly Payment Amount. The “Monthly Payment Amount” shall equal interest only on the outstanding principal balance, calculated at an annual interest rate equal to the Interest Rate or the Default Rate, as applicable.

All accrued and unpaid interest and the unpaid principal balance hereof are due and payable on the earlier to occur of (a) the Maturity Date or (b) the date of termination of this Promissory Note, whether by its terms, by prepayment, or by acceleration. If any payment of principal or interest on this Promissory Note shall become due and payable on a day other than a business day, such payment shall be made on the next succeeding business day. All amounts outstanding under this Promissory Note shall constitute Borrower’s obligations and shall include, without limitation, all principal, interest (including all interest which accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy whether or not allowed in such case or proceeding), expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower hereunder and owing to Lender under this Promissory Note (all such obligations and all other obligations of Borrower under this Promissory Note being hereinafter referred to as the “Obligations”).

3. Use of Proceeds. On December 10 , 2012, the Lender shall advance the sum of U.S. $2,000,000 to the Borrower (the “Advance”) by wire transfer of immediately available funds to an account designated by the Borrower. Prior to the Advance, the Borrower and Lender acknowledge that there was U.S. $4,000,000 of outstanding principal under the Promissory Note. Borrower represents and warrants that the loan evidenced by this Promissory Note is for commercial purposes, and not for personal, household or consumer purposes.

4. Default Rate. Notwithstanding Section 1, after the occurrence of any Event of Default and for so long as such Event of Default continues, and in any event from and after the Maturity Date, all outstanding principal under this Promissory Note shall bear interest until paid in full at a rate of interest equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by applicable law (the “Default Rate”).

5. Maturity. To the extent not sooner due and payable in accordance with this Promissory Note, the Obligations shall be due and payable on February 14, 2013 (the “Maturity Date”). Upon payment of the Obligations hereunder in full by or on behalf of Borrower, this Promissory Note shall be deemed paid in full, and Lender shall contemporaneously execute a release of the Liens in a form agreed to by the parties.

6. Prepayment. This Promissory Note may be prepaid, in whole or in part at any time, without the payment of a premium, provided that (i) Maker gives the holder of this Promissory Note written notice of Borrower’s intention to prepay this Promissory Note or a portion thereof, (ii) such prepayment is accompanied by payment of the greater of (x) all interest accrued hereunder and unpaid through the date of prepayment (the “Prepayment Date”) and (y) all interest on the outstanding principal amount of this Promissory Note that would have been accrued and have been unpaid had the outstanding principal amount of the Promissory Note not been repaid until the Maturity Date, in each case including any other sums due and owing to the holder of this Promissory Note, whether under this Promissory Note, the Security Instruments (as defined below), or any other document or agreement entered into between Borrower and Lender in connection with this Promissory Note (the “Minimum Interest”). Borrower acknowledges that in the event of an acceleration of payment of this Promissory Note following an Event of Default (as defined below), a tender of payment of an amount necessary to satisfy the Obligations, but not including the Minimum Interest, made at any time prior to a foreclosure sale by Borrower, its successors or assigns or by anyone on behalf of Borrower, shall be presumed to be and conclusively deemed to constitute a prepayment hereunder and shall therefore be subject to the Minimum Interest as calculated in accordance with this Promissory Note with the date of prepayment being deemed the date of occurrence of the foreclosure sale or the tender of payment of the amount necessary to pay the entire indebtedness evidenced hereby in full, including the Minimum Interest.

7. Application of Payments. All payments shall be made by Borrower in lawful money of the United States without setoff, counterclaim or any other deduction whatsoever and shall be applied to amounts then due and payable in the following order: (a) to Lender’s costs and expenses reimbursable in connection herewith; (b) to interest accrued on the outstanding principal balance of this Promissory Note; (c) to the principal amount hereof; and (d) to all other Obligations, or in such other manner as Lender shall determine in its sole and exclusive discretion.

8. Guarantee. The Obligations of Borrower are secured by the unconditional guarantees of Borrower’s wholly-owned subsidiary companies, BLACK ROCK CAPITAL, INC., an Arkansas corporation, and RMR OPERATING, LLC, a Texas limited liability company (each a “Subsidiary” and together the “Subsidiaries”), as evidenced by that certain Guaranty Agreement, dated of even date with the Original Note, a true and correct copy of which is attached hereto as Exhibit A and incorporated herein by this reference (the “Guarantee”). The Guarantee remains in full force and effect with respect to this Promissory Note.

9. Security. This Promissory Note shall be further secured by: (a) first-priority and second-priority real property liens issued in favor of Lender pertaining to the ownership or lessee interests of Borrower and Guarantors in certain developed and undeveloped oil and gas leases covering mineral interest in lands located in the States of Texas and New Mexico, together with a security interest in all proceeds, interests, personal property and as-extracted collateral (as defined by the Uniform Commercial Code) related to such interests (as more fully described in Exhibit B); and (b) a Stock Pledge Agreement with respect to 2,136,164 shares of Cross Border Resources, Inc. (“XBOR”), together with such evidence of control of the foregoing stock as may be approved by Lender in its sole discretion ((a) and (b) above, collectively, the “Collateral”). The identification of the Collateral except for the XBOR stock is shown in one or more oil and gas lien documents attached hereto as Exhibit B, which have been duly executed, in a recordable form, by Borrower and Guarantors (collectively, the “Security Instruments”). The Collateral includes certain leases in which Borrower or its Subsidiaries did not have an interest as of the date of the Original Note, but in which they have acquired an interest since the date of the Original Note, using proceeds disbursed pursuant to the terms of the Original Note. Lender shall be entitled to file, in any applicable jurisdiction, such financing statements as it shall deem necessary or desirable in order to perfect its liens on the Collateral.

10. Priority. This Promissory Note shall be a senior obligation of Borrower, and for so long as this Promissory Note shall be outstanding (i) Borrower shall be prohibited from incurring any future indebtedness secured by all or any portion of the Collateral without the prior written consent of Lender and (ii) if approved by Lender in writing such future indebtedness incurred by Borrower shall be deemed subordinate and inferior to, all respective right, title and interest of Lender in, to and under this Promissory Note and any and all documents and instruments evidencing, securing or otherwise relating to this Promissory Note and Borrower shall cause to be executed such documents evidencing such subordination, including but not limited to one or more intercreditor agreements, as Lender shall require in Lender’s sole and absolute discretion.

11. Representations and Warranties. Borrower makes the following representations and warranties to Lender, which representations and warranties are true, correct, and complete as of the date hereof, and shall remain true, correct and complete at all times that this Promissory Note is outstanding.

(a) Due Organization and Qualification. Borrower is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any jurisdiction where it is required to be so qualified, and has all requisite power and authority to (i) own its assets and carry on its business, and (ii) execute, deliver and perform the Obligations.

(b) Due Authorization; No Conflict. The execution, delivery, and performance by Borrower of this Promissory Note have been duly authorized by all necessary action on the part of Borrower. This Promissory Note has been duly executed and delivered by Borrower. The execution, delivery, and performance by Borrower of this Promissory Note and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of federal, state, provincial or local law or regulation applicable to Borrower, its organizational documents, or any order, judgment, or decree of any court or other governmental authority, (ii) conflict with, result in a breach or termination of, or constitute (with any required due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of Borrower, other than liens or security interests in favor of Lender, or (iv) require any approval of any of Borrower’s stockholders or any approval or consent of any other person or entity, other than consents or approvals that have been obtained and that are still in force and effect. The execution, delivery, and performance by Borrower of this Promissory Note do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than consents or approvals that have been obtained and that are still in force and effect or the filing of liens or security interests in favor of Lender. This Promissory Note when executed and delivered by Borrower will be the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its term, except as enforcement may be limited by (i) equitable principles or (ii) bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, but (subject to the limitations set forth in the immediately preceding clauses (i) and (ii)) such unenforceability will not render this Promissory Note invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby.

(c) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or government authority is (i) pending or, to the knowledge of Borrower (after due and diligent inquiry), threatened with respect to this Promissory Note or the Collateral or any of the transactions contemplated hereby or (ii) pending or, to the knowledge of Borrower (after due and diligent inquiry), threatened by or against Borrower, its properties or revenues which, if adversely determined, would have a material adverse effect on its business, operations, property or financial condition, when taken as a whole.

(d) No Default. Borrower is not in default under or with respect to any contractual obligation (including but not limited to any obligations arising under or in way related to Borrower’s obligations under any of the leases that comprise the Collateral) and no event of default has occurred or is continuing with respect to Borrower.

(e) Taxes. Borrower has filed or caused to be filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns or on any assessments made against Borrower or any of its property (including the Collateral). All other taxes, fees or other charges on Borrower or any of its property by any governmental authority have been paid and no tax liens have been filed.

(f) Validity of Leases. The leases and other agreements that are shown in Exhibit B and which constitute the Collateral are in full force and effect, the interests of the Borrower and the Guarantors are as indicated in those documents, and those interests have not been burdened by Borrower’s or Guarantor’s issuance of any secondary obligations in favor of third parties, including (by way of example only) net profit interests or overriding royalty interests, except as otherwise specified in Exhibit B and except as to the leases set forth on Exhibit B as expressly subject to a first priority deed of trust superior to the lien of Lender. Borrower has complied with all obligations arising under the leases and agreements included in the Collateral and is aware of no claim or condition which may result in cancellation or termination of such leases and agreements, or Borrower’s interest therein.

12. Covenants of Borrower. As of the date hereof and so long as the Obligations hereunder, or any portion thereof, shall be outstanding:

(a) Borrower will preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business;

(b) Borrower will promptly pay and discharge, all taxes, assessments, charges or levies imposed upon Borrower, or upon or in respect of all or any part of the property or business of Borrower, all trade accounts payable in accordance with usual and customary business terms and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of Borrower (including the Collateral); provided, Borrower shall not be required to pay such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate action or proceeding which will prevent the forfeiture or sale of any property of Borrower, and (ii) Borrower shall set aside on its books, adequate reserves with respect thereto and subject to the reasonable approval of Lender;

(c) Borrower will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, the violations of which would materially and adversely affect its properties, business, prospects, profits or condition or would result in any material lien or charge upon any property of Borrower (including the Collateral);

(d) Borrower will maintain, preserve and keep its properties, including the Collateral, which are used or useful in the conduct of its business in good repair and working order;

(e) Borrower will not create, assume or incur or in any manner become liable with respect of any indebtedness to be secured by the Collateral, except this Promissory Note and any future indebtedness permitted hereunder as permitted by Section 10 set forth above;

(f) Borrower will not create or incur any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”) on the Collateral or upon any income or profits therefrom, or upon any property or assets purchased directly with funds disbursed by Lender pursuant to this Promissory Note, which shall become part of and shall serve as the Collateral, except:

(i) Liens for property taxes and assessments or levies and liens that are not yet due and payable, or that may thereafter be paid without penalty or that are being contested in good faith by appropriate actions or proceedings and for which appropriate reserves are established as determined by Lender in its sole and absolute discretion;

(ii) Liens of or resulting from any judgment or award, the time for appeal or petition for rehearing of which shall not have expired or in respect of which the Borrower shall in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; or

(iii) Liens or priority claims (A) incidental to the conduct of business, or (B) arising from the ownership or lease of properties and assets and not in connection with the borrowing of money, provided, in each case, the obligation secured is not overdue, or if overdue, is being contested in good faith by appropriate actions or proceedings and provided, further, that Borrower shall have received the prior written consent of Lender to any Lien described in this paragraph.

(g) Maintenance of Leases and Agreements. With respect to any and all mineral leases or related agreements comprising the Collateral, Borrower will (or will cause Guarantors to): (i) comply with all of its covenants and obligations under such leases and agreements, whether express or implied at law; (ii) promptly notify Lender of any demands, suits or notices received regarding any claims of breach, violation or termination of such leases and agreements; (iii) undertake and perform all obligations and conditions necessary to maintain such leases and agreements and Borrower’s interest therein in full force and effect for so long as any Obligations under this Promissory Note are outstanding; (iv) in the event of loss or termination of any such lease or agreement, promptly pay down the Obligations in an amount equivalent to the reasonably allocable collateral value of such lease or agreement; provided, that the Lender may, in its sole and absolute discretion, accept substitute collateral of reasonably equivalent value acceptable to Lender; and (v) not assign or transfer any of the Collateral or any interest in any of the Collateral, including without limitation any net profits interest, overriding royalty interest, working interest, production payment or other interest, without Lender’s express written consent, which consent may be withheld by Lender in its sole and absolute discretion.

13. Events of Default; Remedies; Acceleration.

(a) The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(i) Borrower fails to make any payment of the outstanding principal balance of this Promissory Note, any payment of interest due hereunder, or on any of the other Obligations as and when due and payable, and such failure continues for a period of 5 days after written notice thereof from Lender;

(ii) Any representation or warranty of Borrower made in this Promissory Note or any other document made by or on behalf of Borrower in connection herewith and the transactions contemplated hereby proves to have been false or incorrect in any material respect or Borrower shall fail to comply in all respects with any covenant herein or therein and such failure continues for a period of 30 days after written notice thereof from Lender;

(iii) Borrower shall violate any provision of this Promissory Note or any other document made by or on behalf of Borrower in connection herewith and the transactions contemplated hereby, including, without limitation, failure to comply with the terms and provisions of Section 10 of this Promissory Note, which violation continues beyond any applicable notice and cure period;

(iv) A case or proceeding is commenced against Borrower, or any Guarantor of this Promissory Note, seeking a decree or order (A) under Title 11 of the United States Bankruptcy Code (11 U.S.C. §§101 et seq., as amended, and any successor statute, the “Bankruptcy Code”), or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any material part of Borrower’s assets (or for any Subsidiary or any material part of Subsidiary’s assets), or (C) ordering the winding-up or liquidation of the affairs of Borrower or any Subsidiary, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction;

(v) Borrower or a Subsidiary, without the prior written consent of Lender (A) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, rule or regulation, (B) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any material part of Borrower’s assets, (C) makes an assignment for the benefit of creditors, (D) takes any action in furtherance of the foregoing or (E) admits in writing its inability to pay its debts as such debts become due;

(vi) If this Promissory Note or any financing statement, deed of trust, security agreement or other instrument executed, delivered or filed in connection herewith or with the security interest granted to Lender hereunder, shall, for any reason, fail or cease to create a valid and perfected lien on or security interest in any or all of the Collateral or the Collateral shall be compromised, encumbered, cancelled, expired, terminated or otherwise rescinded, all as determined by Lender in its sole and absolute discretion;

(vii) If either of the following conditions occur, as determined by the Lender in the exercise of its sole but reasonable discretion: (A) Borrower is unable in the ordinary course of business to pay its debts as they are due; or (B) the sum of Borrower’s debts exceeds the fair market value of all of Borrower’s assets and property. Prior to a default being declared under this sub-paragraph, Lender shall provide Borrower written notice of Lender’s determination. Borrower shall, thereafter, have ten (10) days to provide evidence of its ability to pay its debts satisfactory to Lender. A default under this sub-paragraph shall only then occur if, subsequent to the conclusion of such 10-day period and after consideration of any evidence provided by Borrower, Lender continues to believe, in the exercise of its reasonable discretion, that Borrower is in imminent danger of being unable to timely pay any amounts due to Lender under this Promissory Note as such amounts become due; or

(viii) If Borrower shall default on any material obligations of Borrower or an event of default shall occur with respect to any material agreement of Borrower, whether such agreement shall be in effect or effective subsequent to this Promissory Note.

(b) Immediately upon the occurrence of any Event of Default, Lender may (i) in its sole and absolute discretion elect to accelerate and declare as immediately due any and all Obligations owed hereunder; (ii) proceed to protect and enforce Lender’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Promissory Note or in any instrument or document delivered to Lender pursuant to this Promissory Note, or in aid of the exercise of any power granted in this Promissory Note or any such instrument or document, and (iii) proceed to enforce payment of the Obligations in such manner as Lender may elect, including the enforcement of the Guarantee and/or foreclosure of the Collateral and to realize upon any and all rights of Lender hereunder. Upon the occurrence of any Event of Default, Lender shall have a right to immediately enforce its rights hereunder and proceed against or foreclose upon the Collateral without notice to Borrower. All of Lender’s rights hereunder shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under applicable law or in equity, and no exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it and no waiver in one circumstance shall be deemed to be a waiver in any other.

(c) In the event that the Obligations hereunder shall be paid in full by or on behalf of Borrower, after the acceleration of this Promissory Note but prior to the Maturity Date, then this Promissory Note shall be deemed paid in full, and Lender shall promptly release any Lien of Lender on the Collateral.

14. Certain Rights and Waivers. To the maximum extent permitted by applicable law, Borrower hereby expressly waives: (a) all presentments, demands for performance, notices of nonperformance (except to the extent expressly required by this Promissory Note), protests, notices of protest and notices of dishonor; (b) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Promissory Note; and (c) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Promissory Note. No release of any security for the Obligations or any person liable for payment of the Obligations, no extension of time for payment of this Promissory Note or any installment hereof, and no alteration, amendment or waiver of any provision of the other documents executed in connection herewith made by agreement between Lender and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or party who may become liable under the documents executed in connection herewith, for the payment of all or any part of the Obligations.

15. Assignments. Borrower may not assign or transfer any of its rights or obligations hereunder (including its interest in the Collateral) without the express, written consent of Lender first had and obtained, which consent may be granted or withheld in Lender’s sole and absolute discretion. Any such purported assignment or transfer by Borrower without the express, written consent of Lender shall be null and void ab initio.

16. Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses of Lender, including without limitation all reasonable fees and disbursements of counsel, advisors, consultants, examiners and appraisers for Lender, in connection with (a) the amendment and restatement of this Promissory Note and advancement of the additional principal amount under Section 3, together with issuance and/or modification of the Security Instruments and other documents ancillary thereto deemed necessary by Lender to secure the loan evidenced by this Promissory Note (which fees and disbursements of Lender’s counsel, advisors, consultants, examiners and appraisers shall not exceed $15,000), (b) any enforcement (whether through negotiations, legal process or otherwise) of this Promissory Note, the Security Instruments, or any other agreement or instrument relating to the Collateral, (c) any workout or restructuring of this Promissory Note during the pendency of one or more Events of Default, (d) any bankruptcy case or proceeding of Borrower or any appeal thereof, and (e) upon the occurrence and during the continuance of an Event of Default, any efforts to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral.

17. Excess Interest. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Promissory Note and the “Related Indebtedness” (as defined below) (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to this Promissory Note or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of this Promissory Note, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of this Promissory Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any loan document other than the Promissory Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of this Promissory Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the maximum lawful rate shall be automatically canceled, ab initio, and all amounts in excess of the maximum lawful rate theretofore collected by Lender shall be credited on the principal balance of this Promissory Note and/or the Related Indebtedness (or, if this Promissory Note and the Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Promissory Note and any other documents ancillary to the loan evidenced by this Promissory Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Promissory Note has been paid in full before the end of the stated term of this Promissory Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the maximum lawful rate, either refund such excess interest to Borrower and/or credit such excess interest against the principal amount of this Promissory Note then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim or counterclaim (in which event such proceeding shall be abated for such time period) seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against this Promissory Note then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by this Promissory Note and/or the other loan documents shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Promissory Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Promissory Note does not exceed the maximum lawful rate from time to time in effect and applicable to this Promissory Note for so long as the debt evidenced thereby is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code apply to this Promissory Note. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the maximum lawful rate payable on the Promissory Note, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the maximum lawful rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the maximum lawful rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

18. CHOICE OF LAW. THE VALIDITY OF THIS PROMISSORY NOTE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE BORROWER AND LENDER WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES EXCEPT TO THE EXTENT NECESSARY TO ENFORCE THIS CHOICE OF LAW PROVISION.

19. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received (a) upon delivery if delivered personally or upon confirmed transmittal if by facsimile, (b) on the next business day if sent by nationally recognized overnight courier, or (c) four (4) business days after mailing if mailed by prepaid certified or registered mail, return receipt requested, in each case to the appropriate notice address or facsimile number.

20. Independent Arm’s Length Transaction. It is understood and agreed that this Promissory Note and the transactions contemplated hereby and thereby were negotiated in an arms-length transaction separate and distinct from any other transaction or contractual obligations and are independent of any transaction or transactions between Borrower, on the one hand, and Lender and any of its affiliates or related entitles on the other hand. Borrower further agrees that the contractual obligations of Borrower hereunder are in no way dependent or conditioned upon any other agreements, contracts or transactions whatsoever unless expressly stated herein.

21. Parties. Nothing herein is intended to create or stipulate any benefit for any third party, including without limitation any Guarantor.

22. Further Assurances. Upon request of Lender, Borrower will promptly correct any defects, errors, or omissions in the execution or acknowledgment of this Promissory Note or the Security Instruments, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of Lender, be necessary to fulfill the terms of this Promissory Note.

23. Severability. In the event that any one or more of the provisions contained in this Promissory Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Promissory Note.

24. No Waiver by Lender. No course of dealing on the part of Lender, its officers or employees, nor any failure or delay by Lender with respect to exercising any of its rights or remedies hereunder, nor any extension of time to Borrower to cure any Event of Default hereunder, shall operate as a waiver thereof, nor shall the exercise or partial exercise of any such right or remedy preclude the exercise of any other right or remedy.

25. Time of the Essence. Time shall be of the essence with respect to all provisions of this Promissory Note.

26. Amendment. This Promissory Note cannot be changed, modified, amended, waived, extended, discharged or terminated orally or by estoppel or waiver, regardless of any claimed partial performance referable thereto, or by any alleged oral modification or by any act or failure to act on the part of Borrower or Lender.

27. Construction. If any paragraph, clause or provision of this Promissory Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such voidness, invalidity or unenforceability will not affect the remaining paragraphs, clauses and provisions of this Promissory Note, which shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

28. JURY WAIVER. ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY.

29. JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF TEXAS AND EACH STATE WHERE THE COLLATERAL IS LOCATED AND AGREES, AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS PROMISSORY NOTE IN ACCORDANCE WITH THE LAWS OF SUCH JURISDICTIONS.

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          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Senior Secured Promissory Note as of the date first written above.

RED MOUNTAIN RESOURCES, INC.,
A FLORIDA CORPORATION

BY:	/s/ Alan W. Barksdale
NAME: Alan W. Barksdale
TITLE: Chief Executive Officer